Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FULL YEAR 2012

Strong Fourth Quarter Results Drive 2012 Net Revenue Increase of 14%
to $4.7 Billion; Overall Net Indebtedness Reduced by Approximately 42%

PARSIPPANY, N.J., February 14, 2013 - Realogy Holdings Corp. (NYSE: RLGY) ("Realogy" or the "Company"), a global leader in residential real estate franchising and provider of real estate brokerage, relocation title and settlement services, today reported financial results for the fourth quarter and full year ended December 31, 2012, including the following:

•	Realogy's net revenue for fourth quarter 2012 was $1.2 billion, a 30% increase compared to the same period in 2011.

•
The Company's Adjusted EBITDA[1] was $167 million in the fourth quarter, which was an increase of 61% year-over-year. The increase was primarily due to a 35% increase in sales volume (homesale transaction sides times average sale price) at the franchised and company owned real estate services segments combined year-over-year for the quarter.

•
Net loss attributable to the Company in the fourth quarter was $292 million, which was after $400 million of primarily non-cash IPO-related costs, $18 million of debt extinguishment charges and $42 million of depreciation and amortization.

•	Realogy's net revenue for full year 2012 was $4.7 billion, an increase of 14% compared to 2011.

•
Realogy's Adjusted EBITDA[2] for 2012 was $674 million, an increase of 18% compared to 2011. These improved results were due largely to an increase in sales volume (homesale transaction sides times average sale price) at the franchised and company-owned real estate services segments combined.

•
In 2012, Realogy recorded a net loss attributable to the Company of $543 million, which was after $528 million of interest expense, $400 million of primarily non-cash IPO-related costs, $24 million of debt extinguishment charges and $173 million of depreciation and amortization.

•
Based on the Company's $3.1 billion reduction of debt from its IPO, which gives effect to the expected redemption in the second quarter of $200 million of Subordinated Notes with remaining IPO proceeds, the Company expects corporate cash interest expense to total $315 to $320 million in 2013.

"The strength of the year, and in particular our strong fourth quarter results, supports the growing consensus of a housing recovery," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "The favorable housing trends we experienced early in 2012 were evident in the fourth quarter, and our first quarter 2013 closed sales volume and open contracts indicate the continuation of the housing recovery."

1 See Table 6c for a reconciliation of Adjusted EBITDA for the three months ended December 31, 2012 and 2011.
2 See Table 6a and 6b for a reconciliation of Adjusted EBITDA for the years ended December 31, 2012 and 2011, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                2

Business Driver Discussion

For full year 2012, Realogy's core business drivers all showed significant year-over-year improvement. RFG, our franchise segment and largest contributor to our EBITDA, and NRT, the operator of our company-owned brokerage offices, led the way with closed homesale sides increases of 9% and 14%, respectively. Average sales price increased 8% at RFG and 4% for NRT for 2012 compared to 2011.

In our relocation business, Cartus experienced a 3% year-over-year increase in initiations compared to 2011 and a 10% increase in broker referrals. In our title and settlement services segment, Title Resource Group (TRG) experienced a 13% increase in purchase title and closing units compared to 2011 and a 42% increase in refinance title and closing units.

In the fourth quarter alone, RFG had a year-over-year 14% increase in homesale transaction sides, while NRT had a 22% year-over-year increase. RFG's average homesale price also increased 14% in the fourth quarter, and NRT's average homesale price, which is generally twice the national average, increased 18% compared to fourth quarter 2011. Thus, overall combined transaction volume was up 35% for the fourth quarter.

“Our closed homesale transaction volume drivers outperformed our expectations in the fourth quarter, especially with respect to average sales price," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "We believe that the fourth quarter volume increase was partially aided by tax-related selling, particularly at the high end of the market."

Hull continued: "Based on the visibility we have into the coming months from our January closed sales data and open contracts in January and early February, we expect to see an approximately 4% to 5% increase in transaction sides in the first quarter of 2013 with one less business day than we had in the first quarter of 2012. Likewise, we anticipate a combined RFG and NRT average sale price increase of approximately 8% to 9% year-over-year, which would equate to a 14% to 16% volume increase in the first quarter after adjusting out the additional business day in the first quarter of 2012."

Recent Accomplishments & Other Highlights

•
Realogy's IPO and related transactions reduced our overall net indebtedness (including remaining IPO proceeds of approximately $220 million at year-end) by approximately $3.1 billion. Also as a result of the overall net debt reduction, Realogy's corporate cash interest expense is expected to decline to approximately $315 to $320 million in 2013. There were 145.4 million shares outstanding at December 31, 2012.

•
Realogy maintained its industry-leading position in terms of U.S. residential real estate market penetration, which was 26% for broker-assisted sales in 2012, based on volume. In all, Realogy was involved in approximately 1.3 million transaction sides last year -- on either the buy or sell side.

•
The Realogy Franchise Group finished the year with $234 million of new franchise sales gross commission income (GCI). RFG also retained approximately 97% of its franchisee production in 2012 as measured by GCI.

•	NRT retained approximately 94% of the GCI production of its first and second quartile agents in 2012.

•	In 2012, Cartus signed 117 new corporate clients and expanded the scope of services provided for nearly 300 existing clients.

•
TRG's underwriter reported a 22% increase in 2012 net premiums year over year. TRG's underwriting claims experience for the year was approximately 1.3%, which continues to substantially outperform the industry average loss ratio of approximately 7%.

•	In January, the Company appointed Brett White, recently retired CEO of CBRE Group (NYSE: CBG), to its Board of Directors. White is now the third independent director on our eight-member board.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                3

Balance Sheet Information as of December 31, 2012

The Company ended the year with approximately $220 million of remaining IPO proceeds out of its total cash balance of $376 million, and $110 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement.

"As previously discussed, we intend to use our remaining IPO proceeds to redeem the $190 million of 12 3/8% notes at par in April as well as the $10 million of 13 3/8% extended maturity notes," said Hull. "This will fully retire all of Realogy's subordinated debt. Our next focus will be the 11.5% Senior Notes and 12% Senior Notes, which become redeemable in April 2013. We are also in the process of refinancing our senior secured credit facility, which, if completed, would lower the interest rate on such borrowings and extend the maturities of our revolving credit facility and term loan. We continue to analyze and optimize our capital structure and use our free cash flow primarily to retire debt with the ultimate goal of becoming investment grade."

A consolidated balance sheet is included as Table 2 of this press release.

As of December 31, 2012, the senior secured leverage ratio (SSLR) under the Realogy Group LLC senior secured credit agreement was 3.30 to 1, below the 4.75 to 1 maximum ratio required to be in compliance under the agreement. (See Table 8 for the definition of this non-GAAP financial measure, Adjusted EBITDA, and Table 6a, 6b, and 6c for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure, net loss attributable to the Company.)

Investor Conference Call

Today, February 14th, Realogy will hold a conference call via webcast to review its fourth quarter and full year 2012 results at 8:30 a.m. (EDT). The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.

Investors may access the conference call with corresponding slides live via webcast at ir.realogy.com or by telephone at (888) 895-2010 (toll free); international callers should dial (706) 679-2250. A webcast replay of the call will be available at ir.realogy.com from February 14 through March 1.

About Realogy Holdings Corp.

Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 238,900 independent sales associates doing business in 102 countries around the world. Realogy is headquartered in Parsippany, N.J.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                4

generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our substantial amount of outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital, including the inability to complete the refinancing of its senior secured credit facility; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's remaining contingent liabilities.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission, including our final prospectus filed with the SEC on October 11, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Media Contact:
Mark Panus
(973) 407-7215
mark.panus@realogy.com

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                5

Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues
Gross commission income	$3,428	$2,926	$2,965
Service revenue	821	752	700
Franchise fees	271	256	263
Other	152	159	162
Net revenues	4,672	4,093	4,090
Expenses
Commission and other agent-related costs	2,319	1,932	1,932
Operating	1,313	1,270	1,241
Marketing	190	185	179
General and administrative	327	254	238
Former parent legacy costs (benefit), net	(8)	(15)	(323)
Restructuring costs	12	11	21
Merger costs	—	1	1
Depreciation and amortization	173	186	197
Interest expense, net	528	666	604
Loss on the early extinguishment of debt	24	36	—
IPO related costs for Convertible Notes	361	—	—
Other (income)/expense, net	(4)	—	(6)
Total expenses	5,235	4,526	4,084
Income (loss) before income taxes, equity in earnings and noncontrolling interests	(563)	(433)	6
Income tax expense	39	32	133
Equity in earnings of unconsolidated entities	(62)	(26)	(30)
Net loss	(540)	(439)	(97)
Less: Net income attributable to noncontrolling interests	(3)	(2)	(2)
Net loss attributable to Realogy	$(543)	$(441)	$(99)

Earnings (loss) per share attributable to Realogy:
Basic loss per share:	(14.41)	(55.01)	(12.35)
Diluted loss per share:	(14.41)	(55.01)	(12.35)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic:	37.7	8.0	8.0
Diluted:	37.7	8.0	8.0

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                6

Table 2
REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$376	$143
Trade receivables (net of allowance for doubtful accounts of $51 and $64)	122	120
Relocation receivables	324	378
Relocation properties held for sale	9	11
Deferred income taxes	54	66
Other current assets	93	88
Total current assets	978	806
Property and equipment, net	188	165
Goodwill	3,304	3,299
Trademarks	732	732
Franchise agreements, net	1,629	1,697
Other intangibles, net	399	439
Other non-current assets	215	212
Total assets	$7,445	$7,350

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$148	$184
Securitization obligations	261	327
Due to former parent	69	80
Revolving credit facility and current portion of long-term debt	110	325
Accrued expenses and other current liabilities	427	520
Total current liabilities	1,015	1,436
Long-term debt	4,256	6,825
Deferred income taxes	444	421
Other non-current liabilities	211	167
Total liabilities	5,926	8,849
Commitments and contingencies
Equity (deficit):
Realogy Holdings common stock: $.01 par value; 450,000,000 shares authorized, 145,369,453 shares outstanding at December 31, 2012, and 178,000,000 shares authorized, 4,200 Class A shares outstanding, 8,017,080 Class B shares outstanding at December 31, 2011.	1	—
Additional paid-in capital	5,591	2,033
Accumulated deficit	(4,045)	(3,502)
Accumulated other comprehensive loss	(31)	(32)
Total Realogy Holdings stockholders' deficit	1,516	(1,501)
Noncontrolling interests	3	2
Total equity (deficit)	1,519	(1,499)
Total liabilities and equity (deficit)	$7,445	$7,350

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                7

Table 3

REALOGY HOLDINGS CORP.
2012 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Real Estate Franchise Services (a)
Closed homesale sides	197,458	273,771	265,828	251,567	988,624
Average homesale price	$194,071	$214,547	$218,866	$222,234	$213,575
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.75%	4.64%	4.65%	4.53%	4.63%
Royalty per side	$248	$263	$268	$265	$262
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	82,768	79,383	71,985	289,409
Average homesale price	$403,115	$446,732	$442,212	$476,789	$444,638
Average homesale broker commission rate	2.51%	2.49%	2.50%	2.48%	2.49%
Gross commission income per side	$10,959	$11,856	$11,786	$12,501	$11,826
Relocation Services
Initiations	37,470	48,698	38,696	33,298	158,162
Referrals	14,266	22,039	24,082	18,940	79,327
Title and Settlement Services
Purchase title and closing units	20,565	29,973	28,927	25,691	105,156
Refinance title and closing units	22,016	17,766	24,168	25,270	89,220
Average price per closing unit	$1,237	$1,450	$1,378	$1,366	$1,362
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                8

Table 4

REALOGY HOLDINGS CORP.
2011 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Real Estate Franchise Services (a)
Closed homesale sides	184,643	251,045	252,991	220,931	909,610
Average homesale price	$193,710	$202,045	$200,987	$194,673	$198,268
Average homesale broker commission rate	2.54%	2.55%	2.56%	2.56%	2.55%
Net effective royalty rate	4.87%	4.83%	4.88%	4.78%	4.84%
Royalty per side	$251	$258	$261	$250	$256
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	73,061	71,167	59,094	254,522
Average homesale price	$414,164	$445,550	$433,003	$405,382	$426,402
Average homesale broker commission rate	2.50%	2.49%	2.49%	2.51%	2.50%
Gross commission income per side	$11,188	$11,931	$11,620	$10,924	$11,461
Relocation Services
Initiations	35,108	46,433	37,540	34,188	153,269
Referrals	12,813	20,282	22,254	16,820	72,169
Title and Settlement Services
Purchase title and closing units	18,971	26,219	26,128	21,927	93,245
Refinance title and closing units	16,826	10,840	14,234	20,950	62,850
Average price per closing unit	$1,386	$1,525	$1,446	$1,292	$1,409
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                9

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2012	2012	2012	2012	2012
Real Estate Franchise Services	$129	$170	$161	$144	$604
Company Owned Real Estate Brokerage Services	617	994	948	910	3,469
Relocation Services	88	109	124	102	423
Title and Settlement Services	88	106	114	113	421
Corporate and Other	(47)	(70)	(66)	(62)	(245)
Total Company	$875	$1,309	$1,281	$1,207	$4,672

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107	$97	$364
Company Owned Real Estate Brokerage Services	(17)	78	67	37	165
Relocation Services	4	30	45	24	103
Title and Settlement Services	2	14	12	10	38
Corporate and Other	(20)	(18)	(18)	(417)	(473)
Total Company	$30	$203	$213	$(249)	$197
Less:
Depreciation and amortization	45	44	42	42	173
Interest expense, net	170	176	187	(5)	528
Income tax expense	7	8	18	6	39
Net loss attributable to Realogy	$(192)	$(25)	$(34)	$(292)	$(543)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million, $66 million and $62 million for the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $12 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012. Includes $2 million of restructuring costs for the three months ended June 30, 2012. Includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits for the three months ended September 30, 2012. Includes $361 million of IPO related costs (of which $256 million was non-cash and related to the issuance of additional shares and $105 million was a cash fee payment), $39 million expense for the Apollo management fee termination agreement, $18 million loss on the early extinguishment of debt and $5 million of restructuring costs, partially offset by a net benefit of $4 million of former parent legacy items for the three months ended December 31, 2012. The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Real Estate Franchise Services	—	—	—	—	—
Company Owned Real Estate Brokerage Services	1	2	2	2	7
Relocation Services	1	—	—	2	3
Title and Settlement Services	1	—	—	1	2
Corporate and Other	3	—	(1)	414	416
Total Company	6	2	1	419	428

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $10 million of expense for the 2012 bonus plan, which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010, whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $16 million of expense for the 2012 bonus plan, which is in addition to $10 million of expense being recognized for the November 2010 retention plan, whereas in the second

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                10

quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $16 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, which is in addition to $6 million of expense being recognized for the November 2010 retention plan, whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.
The three months ended December 31, 2012 reflects the incremental employee-related costs that were primarily due to $18 million of expense for the 2012 bonus plan, whereas in the fourth quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $8 million of incremental employee related costs in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                11

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2011 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2011	2011	2011	2011	2011
Real Estate Franchise Services	$118	$160	$151	$128	$557
Company Owned Real Estate Brokerage Services	587	884	841	658	2,970
Relocation Services	87	110	126	100	423
Title and Settlement Services	83	90	95	91	359
Corporate and Other	(44)	(65)	(58)	(49)	(216)
Total Company	$831	$1,179	$1,155	$928	$4,093
EBITDA (b)
Real Estate Franchise Services	$62	$97	$92	$69	$320
Company Owned Real Estate Brokerage Services	(37)	48	47	(2)	56
Relocation Services	10	32	50	23	115
Title and Settlement Services	2	12	8	7	29
Corporate and Other	(48)	(2)	(10)	(17)	(77)
Total Company	$(11)	$187	$187	$80	$443
Less:
Depreciation and amortization	46	47	46	47	186
Interest expense, net	179	161	159	167	666
Income tax expense	1	1	10	20	32
Net loss attributable to Realogy	$(237)	$(22)	$(28)	$(154)	$(441)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million, $65 million, $58 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.
Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2011. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2011. There are no other material inter-segment transactions.

(b)
Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011. Includes $3 million of restructuring costs offset by a net benefit of $12 million of former parent legacy items for the three months ended June 30, 2011. Includes $3 million of restructuring costs offset by a net benefit of $3 million of former parent legacy items for the three months ended September 30, 2011. Includes $3 million of restructuring, $1 million of merger costs and $2 million of former parent legacy costs for the three months ended December 31, 2011.

EBITDA for the year ended December 31, 2011 includes $36 million related to loss on the early extinguishment of debt, $11 million of restructuring costs and $1 million of merger costs, partially offset by a net benefit of $15 million of former parent legacy items primarily as a result of tax and other liability adjustments. The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Real Estate Franchise Services	—	—	—	—	—
Company Owned Real Estate Brokerage Services	2	2	3	2	9
Relocation Services	—	—	—	1	1
Title and Settlement Services	—	1	—	—	1
Corporate and Other	34	(12)	(3)	3	22
Total Company	36	(9)	—	6	33

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                12

Table 6a
REALOGY HOLDINGS CORP.
2012 EBITDA AND ADJUSTED EBITDA
(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2012 is set forth in the following table:

	For the Year Ended December 31, 2012
Net loss attributable to Realogy	$(543)
Income tax expense	39
Income before income taxes	(504)
Interest expense, net	528
Depreciation and amortization	173
EBITDA	197
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	4
IPO related costs for the Convertible Notes	361
Loss on the early extinguishment of debt	24
Pro forma cost savings for 2012 restructuring initiatives (b)	7
Pro forma effect of business optimization initiatives (c)	31
Non-cash charges (d)	(3)
Non-recurring fair value adjustments for purchase accounting (e)	3
Pro forma effect of acquisitions and new franchisees (f)	5
Apollo management fees (g)	39
Incremental securitization interest costs (h)	6
Adjusted EBITDA	$674
Total senior secured net debt (i)	$2,224
Senior secured leverage ratio	3.30	x
_______________

(a)	Consists of $12 million of restructuring costs offset by a benefit of $8 million of former parent legacy items.

(b)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2012. From this restructuring, we expect to reduce our operating costs by approximately $14 million on a twelve-month run-rate basis and estimate that $7 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2012 through the time they were put in place, had those actions been effected on January 1, 2012.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, $26 million for employee retention accruals and $2 million of other items less a $3 million adjustment for the at risk homesale reserves. The employee retention accruals reflect the employee retention plans that were implemented in lieu of our customary bonus plans in 2010 and 2011, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(d)
Represents the elimination of non-cash expenses, including $5 million of stock-based compensation expense and $2 million of other items less $10 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2012 through December 31, 2012.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2012.

(g)	Represents the fee paid to Apollo for termination of the management agreement.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                13

(h)	Reflects the incremental borrowing costs incurred as a result of the 2011 securitization facilities refinancing for the twelve months ended December 31, 2012.

(i)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,525 million plus $12 million of capital lease obligations less $313 million of readily available cash as of December 31, 2012. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes and other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes or securitization obligations.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                14

Table 6b
REALOGY HOLDINGS CORP.
2011 EBITDA AND ADJUSTED EBITDA
(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2011 is set forth in the following table:

	For the Year Ended December 31, 2011
Net loss attributable to Realogy	$(441)
Income tax expense (benefit)	32
Income before income taxes	(409)
Interest expense (income), net	666
Depreciation and amortization	186
EBITDA	443
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy costs (benefit), net (a)	(3)
Loss on the early extinguishment of debt	36
Pro forma cost savings for 2011 restructuring initiatives (b)	11
Pro forma effect of business optimization initiatives (c)	52
Non-cash charges (d)	4
Non-recurring fair value adjustments for purchase accounting (e)	4
Pro forma effect of acquisitions and new franchisees (f)	7
Apollo management fees (g)	15
Incremental securitization interest costs (h)	2
Adjusted EBITDA	$571
Total senior secured net debt (i)	$2,536
Senior secured leverage ratio	4.44	x
_______________

(a)	Consists of $11 million of restructuring costs and $1 million of merger costs offset by a benefit of $15 million of former parent legacy items.

(b)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2011. From this restructuring, we expect to reduce our operating costs by approximately $21 million on a twelve-month run-rate basis and estimate that $10 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2011 through the time they were put in place, had those actions been effected on January 1, 2011.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $1 million related to our Relocation Services integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $41 million for employee retention accruals and $4 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(d)
Represents the elimination of non-cash expenses, including $7 million of stock-based compensation expense and $4 million of other items less $7 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2011 through December 31, 2011.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2011. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                15

generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2011.

(g)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended December 31, 2011.

(h)	Reflects the incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2011.

(i)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,626 million plus $11 million of capital lease obligations less $101 million of readily available cash as of December 31, 2011. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes, Second Lien Loans, other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes or securitization obligations.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                16

Table 6c
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED DECEMBER 31
(In millions)
Set forth in the table below is a reconciliation of net loss attributable to Realogy Holdings Corp. to Adjusted EBITDA for the three-month periods ended December 31, 2012 and 2011:

	Three Months Ended	Three Months Ended
	December 31, 2012	December 31, 2011
Net loss attributable to Realogy Holdings	$(292)	$(154)
Income tax expense	6	20
Income before income taxes	(286)	(134)
Interest expense, net	(5)	167
Depreciation and amortization	42	47
EBITDA	(249)	80
Restructuring costs, merger costs and former parent legacy costs (benefit), net	1	6
Loss on the early extinguishment of debt	18	—
IPO related costs for the Convertible Notes	361	—
Apollo management fee termination	39	—
Pro forma cost savings for 2012 restructuring initiatives	1	—
Pro forma effect of business optimization initiatives	1	11
Non-cash charges	3	—
Non-recurring fair value adjustments for purchase accounting	1	1
Pro forma effect of acquisitions and new franchisees	1	1
Apollo management fees	(11)	4
Incremental securitization interest costs	1	1
Adjusted EBITDA	$167	$104

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                17

Table 7
REALOGY HOLDINGS CORP.
FREE CASH FLOW
(In millions)

A reconciliation of net loss attributable to Realogy to free cash flow for the year ended December 31, 2012 is set forth in the following table:

	For the Year Ended December 31, 2012
	($ in millions)	($ per share)
Net loss attributable to Realogy / Basic earnings per share	$(543)	$(14.41)
Income tax expense, net of payments	32	0.85
Interest expense, net	528	14.02
Interest payments	(571)	(15.16)
Depreciation and amortization	173	4.59
Capital expenditures	(54)	(1.43)
Restructuring costs and former parent legacy costs (benefit), net of payments	(14)	(0.37)
IPO related costs	400	10.62
Cash payment related to Convertible Notes	(105)	(2.79)
Cash payment related to Apollo management fee termination	(39)	(1.04)
Loss on the early extinguishment of debt	24	0.64
Working capital adjustments	(52)	(1.38)
Relocation receivables and properties, net of change in securitization obligations	(10)	(0.27)
Free Cash Flow / Cash Earnings Per Share	$(231)	$(6.13)

Basic weighted average number of common shares outstanding (in millions)		37.7

Realogy Reports Financial Results for Fourth Quarter and Full Year 2012                18

Table 8

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for relocation receivables and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, gain (loss) on the early extinguishment of debt, pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net loss attributable to Realogy before income tax expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefit), net of payments, IPO related costs, cash payment related to Convertible Notes, cash payment related to Apollo management fee termination, loss on the early extinguishment of debt, working capital adjustments and relocation receivables and properties, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.